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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                      (AMENDMENT NO.      1     )*
                                    ------------

                             Myriad Genetics, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                          (Title of Class of Securities)

                                   62855J104
                             --------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 6 pages

-----------------------                                  ---------------------
  CUSIP NO. 62855J104                   13G                PAGE 2 OF 6 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Peter D. Meldrum
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          33,134
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          288,737
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             33,134

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          288,737
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      321,871

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
10    CERTAIN SHARES*                                               [_]

      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      3.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 2 of 6 pages

Item 1(a)    Name of Issuer
             --------------

             Myriad Genetics, Inc.


Item 1(b)    Address of Issuer's Principal Executive Offices
             -----------------------------------------------

             320 Wakara Way
             Salt Lake City, UT  84108

Item 2(a)    Name of Person Filing
             ---------------------

             Peter D. Meldrum


Item 2(b)    Address of Principal Business Office or, if none, Residence
             -----------------------------------------------------------

             320 Wakara Way
             Salt Lake City, UT  84108

Item 2(c)    State of Organization/Citizenship
             ---------------------------------

             U.S.A.


Item 2(d)    Title of Class of Securities
             ----------------------------

             Common Stock


Item 2(e)    CUSIP Number
             ------------

             62855J104



Item 3.      If this statement is filed pursuant to Rules 13d-1(b), or 13d-
             -------------------------------------------------------------
             2(b), check whether the person filing is a
             ------------------------------------------


             (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

             (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

             (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

             (d)  [ ]  Investment Company registered under Section 8 of the
                       Investment Company Act


                               Page 3 of 6 pages

             (e)  [ ]  Investment Adviser registered under Section 203 of the
                       Investment Advisers Act of 1940

             (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement
                       Income Security Act of 1974 or Endowment Fund; see #240.13d-1(b)(1)(ii)(F)

             (g)  [ ]  Parent Holding Company, in accordance with #240.13d-1(b)
                       (1)(ii)(G)

             (h)  [ ]  Group, in accordance with #240.13d-1(b)(1)(ii)(H)

Item 4.      Ownership
             ---------

             (a)  Amount Beneficially Owned:     321,871

             (b)  Percent of Class:  3.6%

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:     33,134

                  (ii)   shared power to vote or to direct the vote:     288,737

                  (iii)  sole power to dispose or to direct the disposition of:
                         33,134

                  (iv)   shared power to dispose or to direct the disposition
                         of:     288,737

Item 5.      Ownership of Five Percent or Less of a Class
             --------------------------------------------

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person
             ---------------------------------------------------------------

             N/A

Item 7.      Identification and Classification of the Subsidiary Which Acquired
             ------------------------------------------------------------------
             the Security Being Reported on By the Parent Holding Company
             ------------------------------------------------------------

             N/A

Item 8.      Identification and Classification of Members of the Group
             ---------------------------------------------------------

             N/A



                               Page 4 of 6 pages

Item 9.      Notice of Dissolution of Group
             ------------------------------

             N/A

Item 10.     Certification
             -------------

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.







                               Page 5 of 6 pages

     Signature
     ---------

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Date: February 14, 1997         BY:/s/ Peter D. Meldrum
                                   ----------------------------------
                                   PETER D. MELDRUM/PRESIDENT AND CEO

     This filing is made voluntarily and should not be construed as an admission
that Peter D.   Meldrum is subject to reporting requirements under Section 13 of
the Securities Exchange   Act of 1934.



                               Page 6 of 6 pages